Exhibit No. 99.1

For Immediate Release
Media Contact:	Investor Contacts:
Lisa Hawks, Director of Consumer PR	Jennifer Driscoll, Vice President of Investor Relations
(612) 291-6150 or lisa.hawks@bestbuy.com	(612) 291-6110 or jennifer.driscoll@bestbuy.com

Sue Busch, Director of Corporate PR	Shannon Burns, Senior Investor Relations Manager
(612) 291-6114	(612) 291-6126 or shannon.burns@bestbuy.com

Best Buy Second-Quarter Earnings From Continuing Operations Increase 75% To 42 Cents per Diluted Share

Company raises its guidance for fiscal 2004 diluted EPS from continuing operations to a range of $2.35 to $2.40, compared with $1.91 in fiscal 2003 and analysts’ consensus estimate of $2.38

Second-Quarter Performance Summary – Continuing Operations

(U.S. dollars in millions, except per share amounts)

	Aug. 30, 2003	Aug. 31, 2002
Revenue	$5,396	$4,624
Comparable store sales % gain(1)	7.5%	2.6%
Gross profit as % of revenue	25.4%	24.9%
SG&A as % of revenue	21.2%	22.2%
Operating income as % of revenue	4.2%	2.8%
Diluted EPS – continuing operations	$0.42	$0.24
Diluted EPS	$0.42	$0.19

Note: All periods presented reflect the classification of Musicland’s financial results as discontinued operations.

(1) Comprised of revenue at stores and Internet sites operating for at least 14 full months, as well as remodeled and expanded locations. Relocated stores are excluded from the comparable store sales calculation until at least 14 full months after reopening. Acquired stores are included in the comparable store sales calculation beginning with the first full quarter following the first anniversary of the date of acquisition. The calculation of the comparable store sales percentage gain excludes the impact of fluctuations in foreign currency exchange rates.

MINNEAPOLIS, Sept. 17, 2003 – Best Buy Co., Inc. (NYSE: BBY) today reported earnings from continuing operations of $140 million, or 42 cents per diluted share, for the quarter ended Aug. 30, 2003, an increase of more than 75 percent compared with $79 million, or 24 cents per diluted share, for the quarter ended Aug. 31, 2002.

Based on recent performance trends, the Company raised its guidance for earnings from continuing operations for fiscal 2004 to a range of $2.35 to $2.40 per diluted share, compared with $1.91 per diluted share in fiscal 2003 and a current analysts’ consensus estimate of $2.38 per share.

“I am very pleased with the outstanding earnings growth we achieved in the second quarter. The credit goes to our employees, who worked hard to improve our gross profit rate while boosting efficiency and productivity. In addition, our team translated increased consumer confidence as well as tax refunds into strong growth in comparable store sales for the quarter, particularly during the back-to-school season. Their superior execution drove our market share gains in the quarter,” said Brad Anderson, vice chairman and CEO. “September has started off with a comparable store sales gain in the double digits, similar to that of August. While it is unlikely that the recent level of comparable store sales growth is sustainable for the duration of the year, we hope to extend our market-share gains in the second half by continuing to deliver industry-leading comparable store sales gains. We also expect to translate those market-share gains into profit growth through our close focus on margins and expenses during the holiday selling season.”

Revenue and Productivity Gains Drive Expense Leverage

Revenue from continuing operations for the second quarter of fiscal 2004 increased 17 percent to $5.4 billion, driven by a comparable store sales gain of 7.5 percent and the addition of 74 new stores in the past 12 months.

The gross profit rate for continuing operations rose to 25.4 percent of revenue in the second quarter, an increase of 0.5 percent of revenue compared with the second quarter of fiscal 2003. The improvement in the gross profit rate was driven by a 30-percent comparable store sales gain in digital products, which generally have a higher gross profit rate than analog products; sharper promotional strategies; and more effective management of product life cycles.

The SG&A expense rate for continuing operations was 21.2 percent of revenue for the second quarter, compared with 22.2 percent of revenue for the second quarter of fiscal 2003. The large improvement in the SG&A expense rate was driven by leverage achieved on the 7.5 percent comparable store sales gain and new stores added in the past 12 months. The SG&A rate also benefited from lower corporate and field office headcount as well as other administrative and overhead cost reductions stemming from the Company’s efficiency initiatives.

Operating income from continuing operations rose to 4.2 percent of revenue for the second quarter of fiscal 2004, compared with 2.8 percent of revenue for the second quarter of fiscal 2003. Net interest expense was $3 million, comparable to the $2 million net interest expense for the same quarter last year. The Company’s effective tax rate in the second quarter of fiscal 2004 was 38.3 percent, slightly lower than the effective rate in the second quarter of fiscal 2003, primarily due to a lower effective state income-tax rate.

Year-To-Date Performance Summary – Continuing Operations
(U.S. dollars in millions, except per share amounts)

	Aug. 30, 2003	Aug. 31, 2002
Revenue	$10,064	$8,826
Comparable store sales % gain(1)	5.0%	4.4%
Gross profit as % of revenue	25.4%	25.3%
SG&A as % of revenue	22.0%	22.4%
Operating income as % of revenue	3.4%	2.9%
Diluted EPS – continuing operations	$0.64	$0.48
Diluted earnings (loss) per share	$0.35	$(0.83)

Note: All periods presented reflect the classification of Musicland’s financial results as discontinued operations.

(1) Comprised of revenue at stores and Internet sites operating for at least 14 full months, as well as remodeled and expanded locations. Relocated stores are excluded from the comparable store sales calculation until at least 14 full months after reopening. Acquired stores are included in the comparable store sales calculation beginning with the first full quarter following the first anniversary of the date of acquisition. The calculation of the comparable store sales percentage gain excludes the impact of fluctuations in foreign currency exchange rates.

For the first half of fiscal 2004, the Company reported earnings from continuing operations of $209 million, or 64 cents per diluted share, a 33-percent increase compared with $158 million, or 48 cents per diluted share, for the first half of fiscal 2003. Revenue increased 14 percent to $10.1 billion for the six months ended Aug. 30, 2003, including a comparable store sales gain of 5.0 percent. The operating income rate improved to 3.4 percent of revenue in the first half of fiscal 2004, compared to a rate of 2.9 percent in the first half of fiscal 2003, primarily as a result of expense reductions.

Company Raises Guidance For Second Half

“The second-quarter performance demonstrates the earnings power of Best Buy when we achieve comparable stores sales gains above 3 percent,” said Darren Jackson, executive vice president and CFO. “We relentlessly continue to pursue reductions in the SG&A rate through increased efficiency.”

He added, “The Company currently expects comparable store sales gains in the range of 6 to 8 percent for the third and fourth fiscal quarters, as the benefits of tax rebates and strong back-to-school sales subside. We also expect the gross profit rate in the second half to increase by 0.1 percent to 0.2 percent of revenue, compared with the prior year’s period. Our gross profit rate will continue to benefit from the gains we achieved in the first half of the year through improved assortments and promotional strategies as well as better management of product life cycles. However, the resulting improvement in the gross profit rate is expected to be partially offset by the impact of our new Reward Zone customer loyalty program, which was launched in July and has been met with a more enthusiastic response from our customers than we anticipated. Based on test results, we expect Reward Zone to drive incremental comparable store sales and total gross profit dollars in the future. In accordance with generally accepted accounting principles, we establish a liability and reduce revenue as customer loyalty program rewards are earned. Because we did not yet have sufficient history to estimate the amount of customer loyalty program rewards that will be redeemed, we recorded the full amount of the rewards earned as a reduction of our fiscal second-quarter revenue. Second-half revenue and gross profit rates are expected to continue to reflect rewards earned, adjusted for actual redemption experience.”

Jackson added, “We expect the SG&A rate to improve in the third and fourth quarters due to a strong comparable store sales gain and continued benefits from our efficient enterprise initiative. However, the year-over-year improvement in the SG&A rate will be smaller than what we saw in the second quarter because the Company will anniversary many expense-saving initiatives launched in the second half of fiscal 2003. We also are planning for higher advertising spending in the second half than in the prior year’s period. Finally, we anticipate higher expenses associated with our customer centricity initiative as we invest in the transformation of additional stores, which will bring us to a total of 32 pilots by the holiday selling season. We anticipate that the SG&A rate will improve by 0.1 percent to 0.2 percent of revenue for the second half of the year, compared to the second half of fiscal 2003.

“In light of all these factors,” the CFO said, “we are forecasting diluted earnings per share from continuing operations of approximately 33 cents to 38 cents for the third quarter, compared with diluted earnings per share from continuing operations of 27 cents in the third quarter of fiscal 2003. For the fiscal year, we estimate a range of earnings from continuing operations of $2.35 to $2.40 per diluted share, compared with $1.91 in fiscal 2003.”

Domestic and International Results Improve

Domestic Second-Quarter Performance Summary(1)
(U.S. dollars in millions)

	Aug. 30, 2003	Aug. 31, 2002
Revenue	$4,910	$4,286
Comparable store sales % gain(2)	7.8%	2.6%
Gross profit as % of revenue	25.6%	24.9%
SG&A as % of revenue	20.9%	21.9%
Operating income	$230	$130
Operating income as % of revenue	4.7%	3.0%

(1) The domestic segment is comprised of U.S. Best Buy and Magnolia Audio Video operations.

(2) Comprised of revenue at stores and Internet sites operating for at least 14 full months, as well as remodeled and expanded locations. Relocated stores are excluded from the comparable store sales calculation until at least 14 full months after reopening. The calculation of the comparable store sales percentage gain excludes Musicland revenue, which is included in discontinued operations.

Revenue from the Company’s domestic segment grew 15 percent during the second quarter to $4.9 billion, due to a comparable store sales gain of 7.8 percent as well as the opening of 51 new U.S.

Best Buy stores and four new Magnolia Audio Video stores in the last 12 months.

The gross profit rate at the domestic segment increased by 0.7 percent of revenue during the fiscal second quarter compared with the fiscal second quarter of the prior year, reflecting a more profitable revenue mix due to increased revenue from higher-margin digital products, particularly digital televisions, and more effective management of assortments, promotions and product lifecycles. The gross profit rate gain was partially offset by a significant increase in sales of computers, which generally carry a lower margin. The SG&A expense rate for the domestic segment decreased by 1.0 percent of revenue, to 20.9 percent; the improvement was primarily related to the leverage associated with a high comparable store sales gain and administrative expense reductions. The domestic segment’s operating income rate increased by 1.7 percent of revenue for the quarter, to 4.7 percent of revenue.

International Second-Quarter Performance Summary(1)
(U.S. dollars in millions)

	Aug. 30, 2003	Aug. 31, 2002
Revenue	$486	$338
Comparable store sales % gain(2)	4.1%	6.9%
Gross profit as % of revenue	24.1%	25.3%
SG&A as % of revenue	24.4%	25.6%
Operating loss	$(1)	$(1)
Operating loss as % of revenue	(0.3%)	(0.3%)

(1) The international segment is comprised of Future Shop and Best Buy operations in Canada.

(2)  Comprised of revenue at stores and Internet sites operating for at least 14 full months, as well as remodeled and expanded locations. Relocated stores are excluded from the comparable store sales calculation until at least 14 full months after reopening. Acquired stores are included in the comparable store sales calculation beginning with the first full quarter following the first anniversary of the date of acquisition. The calculation of the comparable store sales percentage gain excludes the impact of fluctuations in foreign currency exchange rates.

The comparable store sales gain in the international segment for the second quarter was 4.1 percent, driven by strength in sales of digital TVs, digital cameras and home office products. Total revenue in the international segment rose 44 percent to $486 million, due to the comparable stores gain, the addition of six Future Shop stores and 13 Canadian Best Buy stores in the past 12 months, and a stronger Canadian dollar that accounted for approximately one-third of the total revenue gain in the quarter.

The international segment’s gross profit rate declined by 1.2 percent of revenue in the second quarter, primarily due to increases in promotional activity and a higher proportion of revenue from home office products, particularly during the back-to-school season. The SG&A expense rate declined by 1.2 percent of revenue as a result of initiatives to improve corporate efficiency and the leverage associated with a larger base of stores. The international segment’s operating loss rate remained flat as a percent of revenue, contributing to a second-quarter operating loss of $1 million, consistent with the second quarter of last year and in line with management’s expectations. The international segment generally incurs a loss in the second fiscal quarter and derives a higher proportion of its annual earnings in the fourth quarter.

Impact of Discontinued Operations Is Nominal In Quarter

As previously reported, the Company sold its interest in The Musicland Group, Inc. – a wholly owned, indirect subsidiary – in the fiscal second quarter. In the fiscal first quarter the Company recorded an impairment loss (which was primarily non-cash) related to the sale of Musicland of approximately $70 million, net of tax, or approximately 22 cents per diluted share. Adjustments related to the sale were included in second-quarter results. Musicland’s operations earlier had been classified as discontinued operations. The Company’s second-quarter loss from discontinued operations was $1 million, net of tax, including a $5 million after-tax operating loss. The Company continues to provide Musicland with transitional services in accordance with the sale agreement.

The Company plans to conduct a conference call for analysts, institutional investors and news media at 10 a.m. eastern time today. Individuals may access the live call via the Internet on the Company’s Web site at www.BestBuy.com by clicking on the “For Our Investors” link. Following the live event, the call will be posted on the Audio Archive page of Best Buy’s Web site and may be accessed at any time. Best Buy’s quarterly financial results and news releases can be found on the Internet at the Company’s Web site, www.BestBuy.com, or accessed via Business Wire’s Web site at www.businesswire.com.

The Company is expected to announce its third-quarter revenue on Dec. 4, 2003, and its third-quarter earnings on Dec. 17, 2003.

Statements made in this news release, other than those concerning historical financial information, should be considered forward-looking and subject to various risks and uncertainties. Such forward-looking statements are based on management’s beliefs and assumptions regarding information currently available, and are made pursuant to the “safe harbor” provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company’s actual results could differ materially from those expressed in the forward-looking statements. Factors that could cause results to vary include, among others, those expressed in the Company’s filings with the Securities and Exchange Commission. The Company has no obligation to publicly update or revise any of the forward-looking statements that may be in this news release.

About Best Buy Co., Inc.

Minneapolis-based Best Buy Co., Inc. is North America’s leading specialty retailer of consumer electronics, personal computers, entertainment software and appliances. The Company’s subsidiaries operate retail stores and/or Web sites under the names: Best Buy (BestBuy.com), Future Shop (FutureShop.ca), Geek Squad (GeekSquad.com), and Magnolia Audio Video (MagnoliaAV.com). The Company’s subsidiaries reach consumers through more than 700 retail stores in the United States and Canada.

-      Consolidated Statements Follow –

BEST BUY CO., INC.
CONSOLIDATED STATEMENTS OF EARNINGS

($ in millions, except per share amounts)

	Three Months Ended		Six Months Ended
(Unaudited)	Aug. 30, 2003	Aug. 31, 2002	Aug. 30, 2003	Aug. 31, 2002
Revenue	$5,396	$4,624	$10,064	$8,826
Cost of goods sold	4,024	3,471	7,507	6,593
Gross profit	1,372	1,153	2,557	2,233
Gross profit %	25.4%	24.9%	25.4%	25.3%
Selling, general and administrative expenses	1,143	1,024	2,214	1,975
SG&A %	21.2%	22.2%	22.0%	22.4%
Operating income	229	129	343	258
Net interest expense	3	2	5	1
Earnings from continuing operations before income tax expense	226	127	338	257
Income tax expense	86	48	129	99
Effective tax rate	38.3%	38.7%	38.3%	38.7%
Earnings from continuing operations	140	79	209	158
Loss from discontinued operations, net of tax	(5)	(17)	(29)	(347)
Gain (loss) on disposal of discontinued operations, net of tax	4	—	(66)	—
Cumulative effect of change in accounting principle for goodwill, net of tax	—	—	—	(40)
Cumulative effect of change in accounting principle for vendor allowances, net of tax	—	—	—	(42)
Net earnings (loss)	$139	$62	$114	$(271)

Basic earnings (loss) per share:
Continuing operations	$0.43	$0.24	$0.65	$0.49
Discontinued operations	(0.01)	(0.05)	(0.09)	(1.08)
Gain (loss) on disposal of discontinued operations	0.01	—	(0.20)	—
Cumulative effect of accounting changes	—	—	—	(0.25)
Basic earnings (loss) per share	$0.43	$0.19	$0.35	$(0.85)

Diluted earnings (loss) per share:
Continuing operations	$0.42	$0.24	$0.64	$0.48
Discontinued operations	(0.01)	(0.05)	(0.09)	(1.07)
Gain (loss) on disposal of discontinued operations	0.01	—	(0.20)	—
Cumulative effect of accounting changes	—	—	—	(0.25)
Diluted earnings (loss) per share	$0.42	$0.19	$0.35	$(0.83)

Basic weighted average common shares outstanding (in millions)	322.9	321.3	322.4	320.7
Diluted weighted average common shares outstanding (in millions)	327.8	324.5	326.5	325.4

Note: This presentation reflects: (a) the classification of Musicland as discontinued operations; and (b) the adoption of the accounting principle established in EITF Issue No. 02-16, Accounting by a Reseller for Cash Consideration Received from a Vendor.

 –Balance Sheets Follow –

BEST BUY CO., INC.

CONSOLIDATED CONDENSED BALANCE SHEETS

($ in millions)

(Unaudited)

Subject to Reclassification

	Aug. 30, 2003	Aug. 31, 2002
ASSETS
Current assets
Cash & cash equivalents	$1,734	$1,114
Receivables	302	235
Recoverable costs from developed properties	4	58
Merchandise inventories	2,641	2,133
Other current assets	205	125
Current assets of discontinued operations	—	459
Total current assets	4,886	4,124
Net property & equipment	2,229	1,917
Goodwill, net	459	410
Intangible assets	36	—
Other assets	120	92
Noncurrent assets of discontinued operations	—	261
TOTAL ASSETS	$7,730	$6,804

LIABILITIES & SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable	$2,590	$2,081
Accrued liabilities	1,071	865
Current portion of long-term debt	14	6
Current liabilities of discontinued operations	—	391
Total current liabilities	3,675	3,343
Long-term liabilities	281	296
Long-term debt	840	821
Noncurrent liabilities of discontinued operations	—	18
Shareholders’ equity	2,934	2,326
TOTAL LIABILITIES & SHAREHOLDERS’ EQUITY	$7,730	$6,804

Note: This presentation reflects: (a) the classification of Musicland as discontinued operations; and (b) the adoption of the accounting principle established in EITF Issue No. 02-16, Accounting by a Reseller for Cash Consideration Received from a Vendor. Certain other prior-year amounts have been reclassified to conform to the current year’s presentation.

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